Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-152100 on Form S-3 and Registration Statement Nos. 333-184966 and 333-137707 on Form S-8 of our report dated March 10, 2014, relating to the consolidated financial statements of Pendrell Corporation and subsidiaries as of December 31, 2013 and for each of the two years in the period ended December 31, 2013 appearing in this Annual Report on Form 10-K of Pendrell Corporation and subsidiaries for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

March 6, 2015